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                                   EXHIBIT 21

                           Subsidiaries of the Company



1.   Arrow International Export Corporation, a U.S. Virgin Islands corporation.
2.   Arrow International Investment Corp., a Delaware corporation.
3. Arrow Medical Products, Ltd., a Pennsylvania corporation, qualified to do business in Canada.
4.   Kontron Instruments, Inc., a California corporation.
5. Arrow-Japan K.K. (Arrow-Japan, Ltd., English translation), a company organized under the laws of Japan.
6. Arrow Deutschland Gmbh, a limited liability corporation organized under the laws of Germany.
7.   Arrow France S.A., a corporation organized under the laws of France.
8. Arrow Africa (Pty) Ltd., a corporation organized under the laws of South Africa.
9. AMH (Arrow Medical Holdings) B.V., a corporation organized under the laws of the Netherlands.
10. Arrow Holland Medical Products B.V., a corporation organized under the laws of the Netherlands.
11.  Arrow Iberia, S.A., a corporation organized under the laws of Spain.
12. Arrow Hellas Commercial A.E., a corporation organized under the laws of Greece.
13. Arrow Internacional de Mexico S.A. de C.V., a corporation organized under the laws of Mexico.
14. Arrow Internacional de Chihuahua, S.A. de C.V., a corporation organized under the laws of Mexico.
15. Arrow International CR, A.S., a corporation organized under the laws of the Czech Republic.
16.  Therex Limited Partnership, a Delaware limited partnership.
17.  Arrow Infusion, Inc., a Massachusetts corporation.
18.  Arrow-Therex Corporation, a Delaware corporation.
19.  Arrow Interventional, Inc., a Delaware corporation.
20.  Arrow Slovensko s.r.o., a corporation organized under the laws of Slovakia
21.  Medical Parameters, Inc., a Massachusetts corporation
22.  Sometec, S.A.S.
23.  Sometec, Inc.
24.  Sometec Holdings, S.A.S.
25.  Arrow Med Tech LLC
26.  Arrow Italy S.r.l
27.  The Stepic Medical Distribution Corporation


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